Exhibit 10.1

HAMPTON ROADS BANKSHARES, INC.

Restricted Stock Unit Award Agreement

THIS AGREEMENT dated as of the      day of              201  , between Hampton Roads Bankshares, Inc., a Virginia corporation (the “Company”), and                                          (“Participant”), is made pursuant and subject to the provisions of the Hampton Roads Bankshares, Inc. 2011 Omnibus Incentive Plan (the “Plan”). All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1. Award of Stock Units. Pursuant to the Plan, the Company, on             , 201  , (“Award Date”) granted Participant [number of stock units] Restricted Stock Units covering shares of Common Stock (“Stock Units”), subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein.

2. Restrictions. Except as provided in this Agreement, the Stock Units are nontransferable and subject to a substantial risk of forfeiture.

3. Vesting. Participant’s interest in the Stock Units shall become nonforfeitable (“Vested”) on the latest of: (i) two years from the Award Date, (ii) the date the Company is no longer subject to the executive compensation and corporate governance requirements of Section 111(b) of the Emergency Economic and Stabilization Act of 2008, as amended (“EESA”) or (iii) the date the Company is no longer subject to the Written Agreement by and among BHR, HRB, the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions. Within 30 days of Vesting, the Company shall settle the Vested Stock Units by issuing shares of Vested Common Stock to the Participant; provided, however, such Common Stock, even though Vested, shall be subject to the transfer restrictions described in Section 4 below and referred to herein as “Restricted Stock.”

4. Restrictions on Transfer.

(a) EESA Restrictions; Withholding. Restricted Stock shall not be transferable except as permitted by EESA and the regulations thereunder. As provided under such regulations, at any time beginning on the date the Restricted Stock becomes Vested and ending on December 31 of such year, a portion of the Restricted Stock that is Vested may be made transferrable to the extent required to pay the minimum statutory withholding for state and federal taxes on Vested shares.

(b) Legend. The certificate for the Restricted Stock shall contain a legend substantially in the following form:

The sale or other transfer of the shares of Common Stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in a Restricted Stock Unit Award Agreement between the Company and the holder hereof. A copy of such Restricted Stock Unit Agreement may be obtained from the Secretary of Hampton Roads Bankshares, Inc.

(c) Removal of Restriction. At any time when, in the opinion of the Company’s counsel, the Restricted Stock (or any portion thereof) has become freely transferable under the provisions of EESA and the regulations thereunder, the Company shall, upon request of the Participant, instruct its transfer agent to remove the legend specified in Section 4(b) hereof with respect to such shares of Restricted Stock.

5. Death, Disability or Change in Control. Notwithstanding Section 3 above, in the event of Participant’s death, Disability (as defined below) or upon a Change in Control (as defined below), Participant shall become fully Vested in the Stock Units. Within 30 days of Vesting, the Company shall settle the Vested Stock Units by issuing shares of Vested Common Stock to the Participant or Participant’s beneficiary, in the event of death; provided, however, such Common Stock, even though Vested, shall be subject to the transfer restrictions described in Section 4 above and referred to herein as “Restricted Stock.” For purposes of this Agreement, Disability means a condition resulting from bodily injury or disease that renders Participant unable to perform any and every duty pertaining to Participant’s employment with the Company. The Board of Directors of the Company, in its sole discretion, will determine whether Participant is Disabled based on medical evidence and Participant’s eligibility under the long-term disability policy maintained by the Company, if any. The date of the Board of Director’s determination will be considered Participant’s date of Disability for purposes of this Agreement. For purposes of this Agreement, “Change in Control” is defined as the date that (i) any one person, or more than one person, acting as a group, acquires ownership of stock of Hampton Roads Bankshares, Inc. that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of Hampton Roads Bankshares, Inc., (b) during any period of twelve consecutive months, individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Hampton Roads Bankshares, Inc.’s stockholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board, or (c) during any period of twelve consecutive months, (i) any one person, or more than one person, acting as a group, acquires ownership of stock of Hampton Roads Bankshares, Inc. that, together with stock held by such person or group constitutes more than 30% of the total voting power of the stock of Hampton Roads Bankshares, Inc., and (ii) individuals who at the beginning of such period constituted the Board cease in connection with such 30% change in voting stock ownership, cease to constitute a majority of the Board. For purposes of this Section, “group” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(5), or any successor thereto in effect at the time a determination of whether a Change in Control has occurred is being made.

6. Forfeiture. All Stock Units that are not then Vested shall be forfeited if Participant’s employment with the Company or a Subsidiary terminates prior to the date such Stock Units have become Vested pursuant to Sections 3 or 5.

7. Shareholder Rights. Participant will have no rights as a shareholder of the Company with respect to the Stock Units until the Stock Units are Vested and shares of Common Stock are issued hereunder. Thereafter, Participant will have all the rights of a shareholder of the Company with respect to the Restricted Stock, including the right to receive dividends on and to vote the Restricted Stock; provided, however, that Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of Restricted Stock, until the time(s) and except in the manner provided in this Agreement.

8. Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof or the Plan may entitle Participant to a fractional share, such fraction shall be disregarded.

9. Taxes. The Company shall have the right to retain and withhold from any issuance of Restricted Stock, the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such award. The Company may retain and withhold a number of shares of Vested Restricted Stock, having a Fair Market Value as of the date the shares become Vested not less than the amount of such taxes, and cancel in whole or in part any such shares so withheld, in order to satisfy the Company’s withholding obligations.

10. No Right to Continued Employment. This Agreement does not confer upon Participant any right with respect to continued employment by the Company, nor shall it interfere in any way with the right of the Company to terminate Participant’s employment at any time.

11. Change in Capital Structure. In accordance with the terms of the Plan, the terms of this award shall be adjusted as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

12. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

13. Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.

14. Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

15. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed on its behalf, and the Participant has affixed his signature hereto.

HAMPTON ROADS BANKSHARES, INC.

By

PARTICIPANT

Date